                                                                      EXHIBIT 12


                             VOTING TRUST AGREEMENT


         This Voting Trust Agreement (the "Voting Trust Agreement") dated as of this 6th day of October, 1995, by and among Ronald S. Haft (the "Beneficiary"), Dart Group Corporation, a Delaware corporation ("Dart"), and Larry G. Schafran and Sidney B. Silverman, as the initial voting trustees.

                                  WITNESSETH:

         WHEREAS, the Beneficiary and Dart are parties to that certain Settlement Agreement, of even date herewith (the "Settlement Agreement"), which provides for the execution and delivery of this Voting Trust Agreement;

         WHEREAS, this Voting Trust Agreement is consistent with the authorization provided by Section 218 of the Delaware General Corporation Law;

         WHEREAS, Larry G. Schafran and Sidney B. Silverman are serving as the initial voting trustees under this Voting Trust Agreement, and it is contemplated that one or more other persons may be appointed as additional or substitute voting trustees (the person or persons at any time serving in the capacity of voting trustee under this Voting Trust Agreement are hereinafter referred to collectively as the "Voting Trustees");

         WHEREAS, it is anticipated that the Voting Trustees will use their authority hereunder to serve the best interests of Dart and all of its shareholders as a single class, as determined by the Voting Trustees, and, without limiting the generality of the foregoing, to facilitate an orderly transition of the corporate
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governance of Dart from domination by the previous holders of Dart's Class B
Common Stock or their affiliates;

         WHEREAS, it is also anticipated that the Voting Trustees will act to protect and implement Dart's and the Beneficiary's rights under the Buy/Sell/Offering Agreement, of even date herewith, by and between Dart and the Beneficiary (the "Buy/Sell/Offering Agreement"), as directed by Dart or the Beneficiary, as the case may be, in accordance with the terms thereof and (in their capacity as collateral agents under the Stock and Trust Certificate Pledge Agreement (as defined in Section 1(c) hereof)) to protect Dart's security interest in the Trust Shares (as defined in Section 1(a) hereof), which are collateral for certain promissory notes executed on the date hereof by the Beneficiary in favor of Dart.

         NOW THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

         1.  Registration and Holding of Shares.

                 (a) The Beneficiary shall, immediately upon the execution and delivery of this Voting Trust Agreement, deliver to Dart stock certificates representing a total of two hundred twenty-two thousand two hundred ninety-four (222,294) shares of Dart Class B Common Stock and 86,173 shares of Dart Class A Common Stock (collectively, together with all other shares, securities, rights and money deemed to be part of the "Trust Shares" under the terms of this Voting Trust Agreement, the





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"Trust Shares"), duly endorsed for transfer to the Voting Trustees, and Dart shall register the transfer of the Trust Shares from the Beneficiary to the Voting Trustees in its stock transfer records and cause new stock certificates representing the Trust Shares to be issued in the name of and delivered to the Voting Trustees.

                 (b)      The Beneficiary shall, as and when required by
Section 5.1 of the Settlement Agreement, deliver to Dart stock certificates representing an additional thirty-three thousand three hundred thirty-three (33,333) shares of Dart Class A Common Stock (the "RSH Pledged Class A Shares") duly endorsed for transfer to the Voting Trustees, and Dart shall register the transfer of the RSH Pledged Class A Shares from the Beneficiary to the Voting Trustees in its stock transfer records and cause new stock certificate(s) representing the RSH Pledged Class A Shares to be issued in the name of and delivered to the Voting Trustees. From and after the transfer of the RSH Pledged Class A Shares from the Beneficiary to the Voting Trustees in accordance with the preceding sentence, the RSH Pledged Class A Shares shall be deemed to be part of the Trust Shares.

                 (c) If any shares of Dart stock other than those referenced in paragraphs (a) and (b) of this Section 1 are at any time delivered to the Voting Trustees pursuant to that certain Stock and Trust Certificate Pledge Agreement, of even date herewith, executed by the Beneficiary for the benefit of Dart and Cabot-Morgan Real Estate Company, a copy of which is attached





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hereto as Exhibit C (the "Stock and Trust Certificate Pledge Agreement"), then such shares shall be deemed to be part of the Trust Shares.

                 (d) The Trust Shares shall be held and applied by the Voting Trustees for the purpose of and in accordance with this Voting Trust Agreement, and none of the Trust Shares, nor any interest therein, shall be sold, transferred, pledged, assigned or otherwise encumbered by the Voting Trustees, except (i) upon the direction of Dart or the Beneficiary, as the case may be, pursuant to the terms of the Buy/Sell/Offering Agreement (a copy of which is attached hereto as Exhibit B), (ii) as provided in the Stock and Trust Certificate Pledge Agreement or (iii) as agreed to in writing by the Voting Trustees and the Beneficiary.

         2. Issuance of Voting Trust Certificates. The Voting Trustees shall, immediately upon the execution and delivery of this Voting Trust Agreement, issue to the Beneficiary voting trust certificates in the form of Exhibit A hereto ("Voting Trust Certificates") representing the Beneficiary's beneficial ownership of the Trust Shares transferred and delivered to the Voting Trustees pursuant to Section 1 of this Voting Trust Agreement. Each Voting Trust Certificate shall be manually signed by each of the Voting Trustees at the time it is issued. This Voting Trust Agreement shall remain in full force and effect and be enforceable against any donee, transferee or assignee of any Voting Trust Certificate or the Beneficiary's interest in the





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Trust Shares, or any part thereof or any direct or indirect interest therein.

         3.  Distributions on or Exchanges of Trust Shares.

                 (a) The Voting Trustees shall be entitled from time to time to receive, and shall pay over to the Beneficiary or otherwise apply in accordance with this Voting Trust Agreement, all dividends or distributions paid upon or in respect of the Trust Shares. Without limiting the generality of the foregoing, if the Voting Trustees shall receive any dividend or distribution (i) of Securities (as hereinafter defined) or (ii) of rights to purchase, or securities convertible into, Securities, the Voting Trustees shall hold such Securities or rights subject to this Voting Trust Agreement. Except as otherwise provided in paragraph (d) of this Section 3, any cash payments, Securities or rights so received by the Voting Trustees as a dividend or distribution upon or in respect of the Trust Shares shall be deemed to be part of the Trust Shares hereunder, and each then outstanding Voting Trust Certificate shall, without any further action, be deemed to be adjusted as may be appropriate to reflect such cash payments, Securities or rights received by the Voting Trustees in respect of the Trust Shares represented by such Voting Trust Certificates. As used herein, the term "Securities" shall mean any shares of capital stock of Dart or any other corporation.

                 (b) Upon any split, increase, reduction or reclassification of any Securities then held as part of the Trust





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Shares hereunder, or upon any merger, consolidation, reorganization or dissolution of Dart or any other corporation whose Securities are then part of the Trust Shares, the Voting Trustees are authorized to make such surrender of the affected Trust Shares as may be proper or expedient and to receive under this Voting Trust Agreement, and either to hold or to distribute as would be required by paragraph (a) of this Section 3 if it were a dividend or distribution, any Securities or other property issued in exchange for such surrendered Trust Shares, and each then outstanding Voting Trust Certificate shall, without any further action, be deemed to be adjusted as may be appropriate to reflect the effect of such split, increase, reduction, reclassification, merger, consolidation, reorganization or dissolution on the Trust Shares represented by such Voting Trust Certificate.

                 (c) If any of the Trust Shares at any time include any rights to purchase, or securities convertible into, Securities, then the Beneficiary shall have the right to direct the Voting Trustees, by written notice and payment of any related charges of the Voting Trustees and any consideration required to be paid to Dart upon exercise or conversion, to convert such securities convertible into Securities or exercise such rights to purchase Securities; provided, however, that the Voting Trustees shall be under no responsibility to convert such securities or to exercise such rights in the absence of compliance by the Beneficiary with this paragraph (c). Any Securities received upon such exercise





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or conversion shall be deemed to be part of the Trust Shares hereunder, and each then outstanding Voting Trust Certificate that represents the Trust Shares with respect to which such exercise or conversion takes place shall, without any further action, be deemed to be adjusted as may be appropriate to reflect such additional Securities.

                 (d)  Notwithstanding any other provision of this Voting Trust
Agreement:

                          (i) To the extent that the cash dividends or distributions, if any, paid upon or in respect of the Trust Shares in any calendar year during the term of this Voting Trust Agreement total Thirty Cents ($0.30) or less per Trust Share, subject to appropriate reduction to reflect any stock split or appropriate increase to reflect any combination of shares ("Ordinary Cash Dividends"), they shall be paid over on a current basis by the Voting Trustees to the Beneficiary as beneficial owner of the Trust Shares;

                          (ii) To the extent that in any calendar year during the term of this Voting Trust Agreement there are cash dividends or distributions paid upon or in respect of the Trust Shares in excess of the amount of Ordinary Cash Dividends ("Extraordinary Cash Dividends"), then (x) one-half (1/2) of the amount of such Extraordinary Cash Dividends shall be paid over on a current basis by the Voting Trustees to the Beneficiary as beneficial owner of the Trust Shares and (y) one-half (1/2) of the amount of such Extraordinary





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         Cash Dividends shall be applied by the Voting Trustees as follows:

                          (aa) First, to pay and/or to reimburse Dart for the fees and expenses (including counsel fees and expenses) of the Voting Trustees in connection with the administration of the trust hereunder and the compensation of the Voting Trustees in accordance with Section 8(a) of this Voting Trust Agreement; and

                          (bb) Second, to be deposited by the Voting Trustees in one or more interest-bearing deposit accounts (the "Trust Accounts") established by the Voting Trustees with a national bank having total assets in excess of Five Billion Dollars ($5,000,000,000).

The amounts at any time on deposit in the Trust Accounts shall be deemed to be part of the Trust Shares hereunder.

         4.  Voting of Trust Shares.

                 (a) The Voting Trustees shall be entitled to vote all of the Trust Shares, to the full extent the Trust Shares are entitled to be voted, (i) in person or by proxy, on all matters submitted to Dart's stockholders at each duly constituted meeting thereof, or (ii) by written consent of majority stockholder in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law. The Voting Trustees shall be entitled to exercise their power to vote the Trust Shares in such manner as the Voting Trustees shall deem, in their sole and absolute





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discretion, to be in the best interests of Dart and all of its shareholders as a single class. Without limiting the generality of the foregoing, the Voting Trustees shall have authority to vote the Trust Shares to approve at any time any amendment of the Certificate of Incorporation of Dart that they shall deem, in their sole and absolute discretion, to be in the best interests of Dart and all of its shareholders as a single class.

                 (b) At any time when there are two (2) or more Voting Trustees in office, they shall vote the Trust Shares on any matter in the manner a majority of them determine, in their sole and absolute discretion, to be appropriate.

         5.      Sale or Other Disposition of Trust Shares.

                 (a) At the closing of the Simultaneous Purchase, Put Option or Call Option (each as defined in the Buy/Sell/Offering Agreement), the Voting Trustees shall deliver to Dart the stock certificate(s) representing the Trust Shares being purchased by Dart, duly endorsed or accompanied by stock powers together with such other instruments as shall be requested by Dart to transfer to Dart all right, title and interest in and to the Trust Shares. All such certificates, stock powers and instruments shall be in form and content reasonably satisfactory to Dart and its counsel.

                 (b) Any time after the Voting Trustees receive an Offering/Put Exercise Notice (as defined in the Buy/Sell/Offering Agreement) from the Beneficiary notifying Dart and the Voting Trustees that the Beneficiary has elected the Public Offering Option (as defined in the Buy/Sell/Offering Agreement), the





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Voting Trustees shall execute and deliver all documents and instruments as may be requested by Dart in order to effect an exchange of the 222,294 shares of Class B Common Stock constituting part of the Trust Shares for the Public Offering Class A Shares (as defined in the Buy/Sell/Offering Agreement). At the closing of the Public Offering (as defined in the Buy/Sell/Offering Agreement), the Voting Trustees shall deliver the stock certificate(s) representing the Public Offering Class A Shares, duly endorsed or accompanied by stock powers together with such other instruments as shall be requested by the Beneficiary to transfer to the underwriters of the Public Offering all right, title and interest in and to the Public Offering Class A Shares. All such certificates, stock powers and instruments shall be in form and content reasonably satisfactory to the Beneficiary and his counsel.

                 (c) The Voting Trustees hereby acknowledge that any purchase price for the sale of the Trust Shares pursuant to this Section 5 shall be paid directly to the Beneficiary by Dart, in the event Dart purchases all or part of the Trust Shares, or by the underwriters of the Public Offering, in the event such underwriters purchase the Public Offering Class A Shares (except the underwriters shall pay to Dart an amount equal to the outstanding principal sum and accrued interest on the $27.4 Million Note (as defined in the Settlement Agreement)).

                 (d) (i) The parties hereto acknowledge that Herbert H. Haft ("HHH") has filed a lawsuit captioned Herbert H. Haft





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         v. Ronald S. Haft, Civ. A. No. 94CA9883 (D.C. Super. Ct. July 17,
         1995), and a counterclaim in the lawsuit captioned Ronald S. Haft v. Herbert H. Haft, Civ. A. No. 14425 (Del. Ch. filed July 18, 1995), seeking relief that includes rescission of his July 1993 sale of one hundred seventy-two thousand seven hundred thirty (172,730) shares of Class B Common Stock (the "Redemption Class B Shares") to the Beneficiary (collectively, the "Rescission Action").

                 (ii) In the event that a court of competent jurisdiction enters a final order or grants equitable relief, in the Rescission Action or otherwise, the effect of which is that HHH's sale of the Redemption Class B Shares to the Beneficiary is or has been rescinded, that Dart has not received a valid and effective assignment and transfer of the Redemption Class B Shares from the Beneficiary to Dart as of the date of the Settlement Agreement or that the Redemption Class B Shares (or shares substituted therefor) must be returned or delivered to HHH or the Beneficiary, then (subject to subparagraph
         (iii) of this paragraph (d)) immediately upon written notice from Dart to the Beneficiary and the Voting Trustees, (x) the Beneficiary shall deliver to Dart the Voting Trust Certificate representing beneficial ownership of the New Class A Shares (as defined in the Settlement Agreement) (to the extent Dart does not already hold such certificate pursuant to the Stock and Trust Certificate Pledge Agreement), duly endorsed or accompanied





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         by stock powers together with such other instruments as shall be requested by Dart to transfer to Dart all right, title and interest in and to such Voting Trust Certificate, and (y) the Voting Trustees shall deliver to Dart stock certificates representing the New Class A Shares, duly endorsed or accompanied by stock powers together with such other instruments as shall be requested by Dart to transfer to Dart all right, title and interest in and to such shares and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon the New Class A Shares, including any interest in fact earned thereon.

                 (iii) Notwithstanding the provisions of subparagraph (ii) of this paragraph (d), in the event that a court of competent jurisdiction enters an order the effect of which is that the Beneficiary may not assign and transfer the Redemption Class B Shares to Dart during HHH's lifetime (or until the termination of the proxy granted by the Beneficiary to HHH in July 1993 to vote the Redemption Class B Shares), and prior to the consummation of a valid and effective assignment and transfer of the Redemption Class B Shares from the Beneficiary to Dart any event (for example, the Beneficiary's legal incapacity or the Beneficiary's testamentary transfer of the Redemption Class B Shares to HHH) shall occur that renders the Beneficiary unable to consummate such assignment or transfer, or the





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         Beneficiary shall grant or suffer to exist any lien, charge, security interest, restriction, claim or encumbrance of any kind (other than the proxy granted to HHH in July 1993) in, against or with respect to any of the Redemption Class B Shares, then immediately upon written notice from Dart to the Beneficiary and the Voting Trustees, (x) the Beneficiary shall deliver to Dart the Voting Trust Certificate representing beneficial ownership of the New Class A Shares (to the extent Dart does not already hold such certificate pursuant to the Stock and Trust Certificate Pledge Agreement), duly endorsed or accompanied by stock powers together with such other instruments as shall be requested by Dart to transfer to Dart all right, title and interest in and to such Voting Trust Certificate, and (y) the Voting Trustees shall deliver to Dart stock certificates representing the New Class A Shares, duly endorsed or accompanied by stock powers together with such other instruments as shall be requested by Dart to transfer to Dart all right, title and interest in and to such shares and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon the New Class A Shares, including any interest in fact earned thereon.

                 (e) The parties hereto acknowledge that Linda G. Haft and Robert M. Haft have filed a lawsuit against the Beneficiary captioned Linda G. Haft and Robert M. Haft v. Ronald S. Haft,





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Civ. A. No. 0002994-95 (D.C. Super. Ct., 1995), seeking relief that includes specific performance directing the Beneficiary to transfer to Linda G. Haft and Robert M. Haft fifty-eight thousand twenty-nine (58,029) shares of Class A Common Stock (the "Contested Class A Shares") and enjoining the Beneficiary from selling such shares to any third party (the "Contested Class A Lawsuit"). In the event that a court of competent jurisdiction enters a final order or equitable relief, in the Contested Class A Lawsuit or otherwise, that Linda G. Haft, Robert M. Haft or HHH, or any of their respective heirs, executors, successors or assigns, are entitled to ownership of any or all of the Contested Class A Shares, then immediately upon written notice from the Beneficiary or Dart to the Voting Trustees: (i) the Voting Trustees, to the extent they hold the stock certificate(s) representing such Contested Class A Shares, shall deliver such certificate(s) as ordered by such court; (ii) the Voting Trust Certificate representing the Contested Class A Shares shall automatically be deemed not to represent such Contested Class A Shares and, if all of the Contested Class A Shares are so determined not to be owned by the Beneficiary, then such Voting Trust Certificate shall be cancelled.

         6.  Termination of Voting Trust Agreement.

                 (a)  The term of this Voting Trust Agreement shall expire on:
(i) the closing of Dart's purchase of all of the Trust Shares pursuant to the Buy/Sell/Offering Agreement; (ii) the closing of the sale of all of the Public Offering Class





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A Shares pursuant to the Public Offering and the sale of all remaining Trust
Shares to Dart in a Simultaneous Purchase under the Buy/Sell/Offering Agreement; (iii) August 1, 2000, if neither a Call Exercise Notice, nor an Offering/Put Exercise Notice (each as defined in the Buy/Sell/Offering Agreement) shall have theretofore been delivered in the manner specified in the Buy/Sell/Offering Agreement; (iv) December 31, 2002, if a Call Exercise Notice or an Offering/Put Exercise Notice shall have been timely delivered in the manner specified in the Buy/Sell/Offering Agreement but the closing of Dart's purchase or the closing of the Public Offering, as the case may be, of the Trust Shares pursuant to the Buy/Sell/Offering Agreement shall not have occurred because of an order of a court of competent jurisdiction enjoining such closing; (v) the consummation of the transactions specified in clause (i) of Section 1.3 of the Settlement Agreement; (vi) the consummation of a Revocation Closing pursuant to Section 1.5 of the Settlement Agreement; or
(vii) the mutual written agreement of the Beneficiary and Dart.

                 (b) Upon the expiration of the term of this Voting Trust Agreement pursuant to clause (i) of the immediately preceding paragraph (a), the Voting Trust Certificates shall be of no further force or effect, and the Voting Trustees shall immediately deliver to Dart the certificate(s) representing the Trust Shares, duly endorsed for transfer, and any amounts on deposit in the Trust Accounts. Upon the expiration of the term of this Voting Trust Agreement pursuant to clause (ii), clause





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(iii) or clause (iv) of the immediately preceding paragraph (a), the Voting
Trustees shall, upon surrender to them of each Voting Trust Certificate, immediately deliver to the Beneficiary the stock certificate(s) representing the Trust Shares to which such Voting Trust Certificate relates, duly endorsed for transfer, and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon the Trust Shares, including any interest in fact earned thereon. Upon the expiration of the term of this Voting Trust Agreement pursuant to clause (v) of the immediately preceding paragraph (a), the Voting Trustees shall, upon surrender to them of each Voting Trust Certificate, (w) immediately deliver to Dart the stock certificate(s) representing the Option Shares (as defined in the Settlement Agreement), duly endorsed for transfer, and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon the Option Shares, including any interest in fact earned thereon, and (x) immediately deliver to the Beneficiary the stock certificate(s) representing all of the other Trust Shares, duly endorsed for transfer, and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon such other Trust Shares, including any interest in fact earned thereon. Upon the expiration of the term of this Voting Trust Agreement pursuant to clause (vi) of the immediately preceding paragraph (a), the Voting Trustees shall, upon surrender to them of each Voting Trust Certificate, (y) immediately deliver to Dart





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the stock certificate(s) representing the Option Shares and the New Class A
Shares, duly endorsed for transfer, and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon the Option Shares and the New Class A Shares, including any interest in fact earned thereon, and (z) immediately deliver to the Beneficiary the stock certificate(s) representing all of the other Trust Shares, duly endorsed for transfer, and any remaining cash held by the Voting Trustees in the Trust Accounts from dividends and distributions made upon such other Trust Shares, including any interest in fact earned thereon. Upon the expiration of the term of this Voting Trust Agreement pursuant to clause (vii) of the immediately preceding paragraph (a), the Voting Trust Certificates shall be of no further force or effect, and the Voting Trustees shall immediately deliver, in accordance with the joint written instructions of the Beneficiary and Dart, the certificate(s) representing the Trust Shares, duly endorsed for transfer, and any amounts on deposit in the Trust Accounts.

         7.  Interest of Voting Trustees.

                 (a) The Voting Trustees assume no liability as stockholders, their interest hereunder being that of trustees only. The Voting Trustees shall be entitled to vote the Trust Shares on all matters, but they shall have no implied obligations and assume no responsibility in respect of any action taken by them or taken in pursuance of their vote so cast, and the Voting Trustees shall incur no responsibility as trustees or otherwise





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by reason of any error in law, mistake of judgment or of anything done, suffered or omitted to be done under this Voting Trust Agreement, except for their own individual gross negligence or willful misconduct. Each of the Voting Trustees shall be entitled to rely and to act upon the advice of legal counsel, which may be separate legal counsel for any or all of the Voting Trustees or the same legal counsel that represents Dart or its Board of Directors or any committee thereof in any matter. The Voting Trustees assume no responsibility with respect to the validity or genuineness of any of the stock certificates to be deposited hereunder, or any notice, request, assignment, power of attorney, acknowledgment or other papers or documents, and the Voting Trustees shall be entitled to assume that any such stock certificates or other papers or documents are genuine and valid and what they purport to be, and are signed by the proper parties, and the endorsements and assignments thereof are genuine and legal.

                 (b) Any or each of the Voting Trustees may also act as a director or officer of Dart and/or any subsidiary of Dart, and the Voting Trustees may, in their absolute discretion, vote the Trust Shares to elect or appoint themselves to such positions.

         8.  Expenses and Compensation of Voting Trustees.

                 (a) The reasonable fees and expenses (including counsel fees and expenses) paid or incurred by the Voting Trustees in the administration of the trust hereunder (the "Trust Expenses") shall be paid by the Voting Trustees from funds, if





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any, available pursuant to Section 3(d)(ii)(aa) hereof or funds, if any, on deposit from time to time in the Trust Accounts, and at all times when the funds from such sources are insufficient for this purpose the Trust Expenses shall, to the extent of the insufficiency, be borne and promptly paid by Dart (subject to subsequent reimbursement if and to the extent funds are available pursuant to Section 3(d)(ii)(aa) hereof). The Trust Expenses shall include compensation to each of the Voting Trustees for their time reasonably spent in rendering services hereunder at the rate of Two Hundred Seventy-Five Dollars ($275) per hour or at such other rate or rates as the Beneficiary, Dart and the Voting Trustees shall agree in writing; provided, however, that any Voting Trustee who also is a full-time employee of Dart or any of its affiliated corporations shall not be entitled to receive compensation for his or her service as a Voting Trustee; and provided further that Sidney B. Silverman hereby waives his right to receive compensation for his service as a Voting Trustee and any other Voting Trustee may at any time waive his or her right to receive compensation for his or her service as a Voting Trustee.

                 (b) Dart hereby acknowledges that the Voting Trustees are acting in that capacity at its request and agrees that the Voting Trustees are entitled to indemnification in accordance with Article Eleventh of Dart's Certificate of Incorporation and Article VII of Dart's Bylaws.

         9. Appointment of Additional Voting Trustees; Resignation and Removal of Voting Trustees.

                 (a) The parties acknowledge that Larry G. Schafran ("Schafran") and Sidney B. Silverman ("Silverman") are serving as the Interim Voting Trustees pursuant to this Voting Trust Agreement for a period not to exceed ninety days and that Dart and the Beneficiary contemplate the appointment of a permanent Voting Trustee who is otherwise unaffiliated with Dart or the Beneficiary before the expiration of that ninety day period.

                 (b) If, within their period of service as Interim Voting Trustees, Schafran and Silverman are in disagreement as to any matter involving the exercise of the voting rights of the shares in the Voting Trustee, or any other matter involving the exercise of their fiduciary responsibilities as trustees, Allen G. Terrell, Esq. will advise and consult with the Interim Voting Trustees and, in the event disagreement persists, shall be empowered to decide the dispute.

                 (c) Within 90 days, the Interim Voting Trustees will, by agreement, appoint a permanent Voting Trustee and resign from their positions as Voting Trustees.

                 (d) If they are unable to reach agreement on a permanent Voting Trustee, the Interim Voting Trustees will apply to the Delaware Court of Chancery to appoint a permanent Trustee from a list of two nominees. Each of the Interim Voting Trustees shall choose one name for submission to the Court.

                 (e) Any Voting Trustee may resign at any time by providing written notice of such resignation, stating the effective date thereof, to the Beneficiary, the other Voting Trustees (if any) and Dart. Any Voting Trustee may not be removed except for good cause by order of the Delaware Court of Chancery upon application by the Beneficiary or Dart. A Voting Trustee shall cease to be a Voting Trustee upon the death of such Voting Trustee or a determination of a court of competent jurisdiction that such Voting Trustee lacks the requisite physical or mental capacity to exercise the powers under this Voting Trust Agreement. After the effective date of the resignation or removal of any Voting Trustee, or the date any Voting Trustee dies or is determined by a court of competent jurisdiction to be incapacitated, the remaining Voting Trustees, if any, shall be entitled to exercise full authority as Voting Trustees hereunder.

                 (f) In the event that the permanent Voting Trustee appointed pursuant to the provisions of this agreement ceases to be a Trustee for any reason, the parties to the Settlement Agreement shall agree to the appointment of a replacement Trustee. In the event that the parties cannot agree on a replacement Trustee, the parties will apply to the Delaware Court of Chancery to appoint a replacement Trustee from a list of no more than three nominees. Each of the parties shall be entitled to submit one nominee to the Court.

         10. Mutilated or Lost Voting Trust Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the Beneficiary may notify the Voting Trustees who shall issue and deliver to the Beneficiary a new Voting Trust Certificate in exchange for and upon cancellation of the Voting Trust Certificate so mutilated, or in substitution for the Voting Trust Certificate so destroyed, lost or stolen, provided that the Beneficiary shall have furnished proof reasonably satisfactory to the Voting Trustees of such destruction, loss or theft, and upon request, shall furnish indemnity reasonably satisfactory to the Voting Trustees and shall comply with such other reasonable requirements as the Voting Trustees may prescribe.

         11. Notices. Any notices or consents required or permitted by this Voting Trust Agreement shall be in writing and shall be deemed given if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by facsimile as follows, unless any such address is changed by notice to the other parties hereunder:

                 To Dart:

                          Dart Group Corporation
                          3300 75th Avenue
                          Landover, MD 20785
                          Attention: Corporate Secretary
                          Facsimile: 301-733-2707

                 Copy to:

                          Stephen J. Brogan, Esq.
                          Jones, Day, Reavis & Pogue
                          1450 G Street, N.W.
                          Washington, D.C. 20005
                          Facsimile: 202-737-2832

                 To the Beneficiary:

                          Ronald S. Haft
                          2435 California Street, N.W.
                          Washington, D.C.  20008
                          Facsimile: ______________

                 Copy to:

                          Stuart M. Grant, Esq.
                          Blank, Rome, Comisky & McCauley
                          1220 Market Street
                          8th Floor
                          Wilmington, DE  19801
                          Facsimile: 302-425-6464

                 To the Voting Trustees:

                          Larry G. Schafran
                          Voting Trustee, Dart Group Corporation
                          c/o Allen M. Terrell, Jr., Esq.
                          Richards, Layton & Finger
                          10th & King
                          One Rodney Square
                          Wilmington, Delaware  19801
                          Facsimile: 302-658-6548

                          Sidney B. Silverman, Esq.
                          Voting Trustee, Dart Group Corporation
                          Silverman, Harnes & Harnes
                          14th Floor
                          750 Lexington Avenue
                          New York, NY  10022
                          Facsimile: 212-754-2378

         12. Amendments. This Voting Trust Agreement may be amended from time to time only by a written agreement executed by the Beneficiary and Dart; provided, that any amendment of this Voting Trust Agreement that is not also executed and delivered by all of the Voting Trustees shall not be effective until the earlier of the written acceptance of such amendment by all of the Voting Trustees or ten
(10) days after written notice of such amendment is delivered to all of the Voting Trustees.

         13. Counterparts. This Voting Trust Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         14. Inspection. Until the termination of this Voting Trust Agreement, one (1) original copy of each counterpart hereof and amendment hereto shall be kept at the registered office of Dart in the State of Delaware, and such documents shall be open to the inspection of the Beneficiary or any stockholder of Dart or his or her attorney daily during business hours.

         15. Further Assurances. It is the intention of the parties that this Voting Trust Agreement be administered in compliance with Section 218 of the Delaware General Corporation Law. Each party to this Voting Trust Agreement shall give such further assurances and perform such acts (including, without limitation, the preparation, execution and filing of appropriate documents with appropriate governmental agencies) that will or may become necessary or appropriate to effectuate and carry out the purposes or provisions of this Voting Trust Agreement.

         16. Acceptance of Trust. The Voting Trustees accept the trust created hereby subject to all the terms and conditions herein contained and agree that they will exercise the powers and perform their duties as Voting Trustees as herein set forth according to the provisions of this Voting Trust Agreement; provided, however, that each of the Voting Trustees may resign and be discharged from the trust created hereby in the manner herein provided.

         17. Governing Law. This Voting Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         18.  Cross-Default.       This Voting Trust Agreement, the Settlement
Agreement, the Buy/Sell/Offering Agreement and other documents relating thereto (collectively, the "Agreements") constitute one integrated whole. The Beneficiary agrees that a material breach by the Beneficiary under any of the Agreements shall constitute a material breach under each of the Agreements. Dart agrees that a material breach by Dart under any of the Agreements shall constitute a material breach under each of the Agreements.

         19. Entire Agreement. This Voting Trust Agreement (including, without limitation, the exhibits hereto), the other Agreements and the documents and instruments executed and delivered pursuant hereto, set forth the entire understanding of the parties hereto, and supersede all prior agreements between them, with respect to the subject matter hereof.

         20. Specific Performance. Dart and the Beneficiary each acknowledge and agree that in the event of any breach of this Voting Trust Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Dart and the Beneficiary, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Voting Trust Agreement in any action instituted in the Delaware Court of Chancery or the United States District Court for the District of Delaware, or, in the event neither of said courts would have jurisdiction over such action, in any court of the United States or any state having subject matter jurisdiction. Dart, the Beneficiary and each of the Voting Trustees consent to personal jurisdiction in any such action brought in the Delaware Court of Chancery or the United States District Court for the District of Delaware.

         21. Severability. If any one or more of the provisions contained in this Voting Trust Agreement, or any agreement, document or instrument delivered pursuant hereto, should be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired.

         22. Binding Effect. This Voting Trust Agreement, and the documents and instruments delivered pursuant hereto, shall inure to the benefit of, and shall be binding upon, the respective parties hereto, their heirs, executors, administrators, successors and assigns.

         23. Waiver. The waiver by any party hereto of any matter provided for herein shall not be deemed to be a waiver of any other matter provided for herein.

         24. Headings. The headings in this Voting Trust Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Voting Trust Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Voting Trust Agreement as of the day and year first above written.


                                           /s/ Ronald S. Haft
--------------------------------           ------------------------------------
Witness                                    Ronald S. Haft



                                           DART GROUP CORPORATION



/s/ Bonita A. Wilson                       By: /s/ Robert A. Marmon
--------------------------------               --------------------------------
Attest                                     Title:


                                           ACCEPTED AND AGREED TO:



/s/ Bonita A. Wilson                       /s/ Larry G. Schafran
--------------------------------           ------------------------------------
Witness                                    Larry G. Schafran,
                                           as Voting Trustee




/s/ Kenneth J. Ayres                       /s/ Sidney B. Silverman
--------------------------------           ------------------------------------
Witness                                    Sidney B. Silverman,
                                           as Voting Trustee